Securities & Exchange Commission,
Washington, D.C.

OPTIONOR’S CONSENT

I, JAMES THOMAS, President of Angel Jade Mines Ltd., a private British Columbia company, of P.O. Box 3747, Smithers, British Columbia, do hereby consent to the use in this registration statement of Sterling Group Ventures, Inc. on Form SB-2 of any and all information pertaining to the Mel mineral claims or the successor Bell 1-4 Mineral Claims previously provided to or by Angel Jade Mines Ltd., or which was determined as a result of work on behalf of Angel Jade by Mr. R. T. Heard as quoted by Mr. Heard in his Report On The Bell 1-4 Mineral Claims dated May 31, 2002, appearing in the prospectus, which is part of this Registration Statement. Mr. Heard has completed a number of examinations – specifically in 1993 and 1997 on the claims and has reported the information on an informal basis to Angel Jade.

/s/ James Thomas _____________________________
James Thomas
President, Angel Jade Mines Ltd.

P.O. Box 3747,
Smithers, B.C. V0J 2N0
November 20, 2002